UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WPCS INTERNATIONAL INCORPORATED

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On May 15, 2014, WPCS International Incorporated, in connection with a Special Meeting of Stockholders scheduled to be held on May 30, 2014, issued a press release. A copy of the press release is set forth below.

WPCS Requests Support from Its Shareholders to Vote in Favor of Proposals at Special Meeting of Stockholders

EXTON, PA - (Marketwired – May 15, 2014) - WPCS International Incorporated (NASDAQ: WPCS), which specializes in contracting services for communications infrastructure and the development of a Bitcoin trading platform, today is reminding shareholders of the special meeting of the stockholders to be held on May 30, 2014. The board of directors recommends that shareholders vote “FOR” all the proposals at the special meeting.

Sebastian Giordano, Interim Chief Executive Officer, commented, “Our management team and the board of directors are asking our shareholders for their support at our upcoming Special Meeting. We want to continue to be direct and forthright with our shareholders and explain why a vote “FOR” the following proposals is in the best interest for the future of our Company:

•	Approving the sale of Australia will divest the Company of a non-core, unprofitable operation, while eliminating the remaining $1.2 severance payment obligation to the Company’s former Chairman and CEO;

•	The proposal to increase the number of authorized shares will enable the Company to meet its existing obligations under outstanding convertible notes, convertible preferred stock, warrants and stock option agreements. If noteholders converted their remaining notes to common shares, the Company would have a significantly lower amount of debt ; and

•	Other than for issuances under the proposed Equity Incentive Plan or existing convertible securities, increasing the number of authorized shares would provide the Company with flexibility for future strategic acquisitions or capital raising necessary for building and growing the BTX Trader business.

We believe that given the progress that we have made in the last nine months through our restructuring initiatives, by voting in favor of these proposals, WPCS will be in a much better position to capitalize on the next phases of its strategic plan. As previously announced, the potential sales of the Seattle Operations and China Operations could generate approximately $4 million in total cash, and coupled with the possible conversion of notes and resulting debt retirement, our balance sheet would be significantly improved. We believe this improved financial condition will afford WPCS the opportunity to move our remaining contracting and BTX Trader businesses forward, with a capital structure in place to prudently raise growth capital, as needed, and to pursue strategic acquisitions.”

Mr. Giordano concluded, “We value and require your ongoing support and believe that we are completing a successful restructuring that would best position the Company for long-term growth and building shareholder value.”

Special Meeting of the Stockholders Details:

Date:	10:00 a.m., local time
Time:	May 30, 2014
Where:	At the offices of Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

How to Vote: To vote your shares, you may return your proxy card or attend the Special Meeting and vote in person. Even if you plan to attend the Special Meeting, the Company urges you to promptly submit a proxy for your shares by completing, signing, dating and returning the proxy card mailed to each shareholder.

Special Meeting Proposals:

1.	To authorize the sale by the Company of all the issued and outstanding capital stock of The Pride Group (QLD) Pty Ltd, pursuant to the Securities Purchase Agreement by and between WPCS Australia Pty Ltd and Turquino Equity LLC, dated September 19, 2013, as more fully described in the proxy statement;

2.	To approve an amendment to the Certificate of Incorporation of the Company to increase the Company’s authorized shares of common stock from 14,285,714 to 75,000,000;

3.	To approve the potential issuance of more than 20% of the Company’s issued and outstanding common stock at a price that is less than the greater of book or market value in accordance with a securities purchase agreement between the Company and the investors named therein, dated December 17, 2013;

4.	To approve the WPCS International Incorporated 2014 Equity Incentive Plan, which has 3,500,000 shares of the Company’s common stock reserved for issuance thereunder; and

5.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

About WPCS International Incorporated

WPCS operates in two business segments including: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a Bitcoin trading platform. For more information, please visit www.wpcs.com and www.btxtrader.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Alliance Advisors, LLC

Valter Pinto

PH: (914) 669-0222

valter@allianceadvisors.net